EXHIBIT 99.p

CODE OF ETHICS

MH Elite Portfolio of Funds Trust

GENERAL POLICY

This Code of Ethics is based on the principle that the officers, trustees, and employees (collectively,“Personnel”) of the MH Elite Portfolio of Funds Trust(“Fund”)  owe a fiduciary duty to the Fund to place the Fund’s interests before their own interests.  Consequently, Fund Personnel should avoid any conduct which could create a potential conflict of interest and must ensure that they conduct their activities with the highest level of ethical standards.

PROHIBITED ACTS

This Code of Ethics strictly prohibits the following acts by Fund Personnel:

1.

Employing any device, scheme or artifice to defraud the Fund;

2.

Making any untrue statement of a material fact to the Fund;

3.

Omitting to state a material fact necessary in order to make a statement made to the Fund, in light of the circumstances under which it is made, not misleading;

4.

Engaging in anyact, practice or course of business that would operate as a fraud or deceit on the Fund; or,

5.

Engaging in any manipulative practice with respect to the Fund.

CONFLICTS OF INTEREST

Fund Personnel have a duty to disclose potential and actual conflicts of interest to the Fund.  The Fund will notify all shareholders of the Fund of any potential or actual conflicts of interest.  In order to avoid any appearance of impropriety, Fund Personnel should not accept any gifts (other than de minimis gifts, which are usually defined as having a value under $100.00) from persons or entities doing business with the Fund.

SECURITIES PRE-CLEARANCE REQUIREMENTS

All employees of the Fund who, in connection with his/her regular functions or duties, make or participate in making recommendations regarding the purchase or sale of securities by the Fund and any natural person who is a control person of the Fund who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund are required to request and obtain pre-clearance from the Fund’s Chief Compliance Officer before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or a limited offering (i.e., private placement).

If pre-approval is granted, the Chief Compliance Officer must create and maintain a record of the decision and the reasons supporting the decision to approve the acquisition for at least five years after the end of the fiscal year in which the approval was granted.

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SECURITIES REPORTING REQUIREMENTS

Initial and Annual Holdings Reports

All access persons of the Fund shall file, no later than ten (10) days after becoming an access person, an initial holdings report.  Access Person means any Fund trustee, Fund officer, as well as any Fund employee who, in connection with his/her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund. Information contained in the initial holdings report must be current as of the date that the person becomes an Access Person.  Furthermore, all Access Persons must file an annual holdings report between January 1stand February 14thof each calendar year that reports information as of December 31stof the prior calendar year.  All holdings reports, whether initial or annual, must contain the following information:

1.

The title of each security in which the Access Person has any direct or indirect beneficial ownership interest;

2.

The number of shares of each security, if applicable, in which the Access Person has any direct or indirect beneficial ownership interest;

3.

The principal amount of each security in which the Access Person has any direct or indirect beneficial ownership interest;

4.

The name of any broker, dealer or bank that maintains an account in which any security is held for the direct or indirect benefit of the Access Person; and

5.

The date the report was submitted by the Access Person.

Quarterly Transaction Reports

All Access Persons shall file, no later than thirty (30) days after the end of each calendar quarter, a transaction report containing the following information:

1.

The date of each transaction in a security;

2.

The title of the security involved in each transaction;

3.

The interest rate and maturity date of the security involved in each transaction, if applicable;

4.

The number of shares of each security involved in each transaction, if applicable;

5.

The principal amount of eachsecurity involved in each transaction;

6.

The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

7.

The price of the security at which the transaction was effected;

8.

The name of the broker, dealer or bank with or through which the transaction was effected; and

9.

The date the transaction report was submitted by the Access Person.

Additionally, if an Access Person establishes an account in which any securities were held during the calendar quarter for which a transaction report is being filed for the direct or indirect benefit of the Access Person, the transaction report must also contain the following information:

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1.

The name of the broker, dealer or bank with whom the Access Person established the account; and

2.

The date the account was established.

Exceptions to Reporting Requirements

Access Persons are not required to:

1.

Report on a transactions report, transactions effected in any account over which the Access Person does not have any direct or indirect influence or control.

2.

Report on a holdings report, the holdings of any account over which the Access Person does not have any direct or indirect influence or control.

3.

Submit an initial or annual holdings report if they are not an “interested person” of the Fund and the sole reason for which the person would be required to submit a holdings report is because they are a trustee of the Fund.1

4.

Report on a quarterly transaction report, a transaction in a covered security if a) they are not an “interested person” of the Fund, b) the sole reason for which the person would be  required to submit a transaction report is because they are a trustee of the Fund, and c) during the 15-day period immediately before or after the transaction, the trustee did not know and the trustee’s official duties to the Fund should not have made him/her aware that the Fund purchased or sold the same security or that the Fund or its investment adviser considered purchasing or selling the same security.

5.

Report on a transactions report, transactions effected pursuant to an Automatic Investment Plan.

6.

Report on holdings of or transactions in securities that are a) direct obligations of the government of the United States, b) bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements, and c) shares issued by open-end registered investment companies.

Maintenance of Reports

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All copy of each holdings and transaction report submitted by an Access Person must be maintained by the Fund for at least five years after the end of the fiscal year in which the report is made or the information was provided, the first two years in an easily accessible place.

Review of Reports

The Fund’s Chief Compliance Officer or his/her designee is responsible for reviewing all holdings and transaction reports submitted by Access Persons to assess whether the person 1) was in compliance with the Fund’s Code of Ethics reporting requirements; 2) engaged in any trading activity that might by prohibited by the Fund’s Code of Ethics or violate its spirit; and 3) transacted in the same securities as Fund, and if so, whether the Fund appeared to be disadvantaged as a result of the Access Person’s transactions.  Any reports submitted by the Fund’s Chief Compliance Officer will be reviewed by another Executive-Level Officer of the Fund.

Notification of Reporting Obligations

The Chief Compliance Officer of the Fund is responsible for creating and maintaining a record of all Access Persons who, currently or within the past five years, are or were required to submit holdings and/or transaction reports to the Fund.  Furthermore, the Fund’s Chief Compliance Officer must create and maintain a record of all persons who are or were responsible for reviewing holdings and/or transaction reports for the Fund.  Finally, the Fund’s Chief Compliance Officer must inform all Access Persons of their reporting obligations.

ANNUAL REPORT

Annually, the Fund’s Chief Compliance Officer must prepare and provide a written report to the Fund’s board of trustees that describes any issues arising under this Code of Ethics since the last report to the board of trustees, including, but not limited to, information about material violations of this Code of Ethics and sanctions imposed in response to such material violations.  Additionally, the written report must certify that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.  Any reports submitted to the Fund’s board of trustees pursuant to this paragraph must be maintained for at least five years after the end of the fiscal year in which the report was made, the first two years in an easily accessible place.

COMPLIANCE and ACKNOWLEDGEMENT

All Fund Personnel are required to annually acknowledge that they have read, understood and will comply in all respects with this Code of Ethics.

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MH Elite Portfolio of Funds Trust

Code of Ethics Acknowledgment

1.

I hereby acknowledge receipt of a copy of the Code of Ethics for MH Elite Portfolio of Funds Trust.

2.

I have read and understand the Code of Ethics and recognize that I am subject thereto in the capacity of “Fund Personnel” and/or “Access Person”.

3.

I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the MH Elite Portfolio of Funds Trust such as any economic relationship between my transactions and securities held or to be acquired by MH Elite Portfolio of Funds Trust.

Print Name:

Signature:	Date:

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MH Elite Portfolio of Funds Trust

Policy on Insider Trading

The Fund forbids anyofficer, trustee, and employee (collectively, “Personnel”) of the MH Elite Portfolio of Funds Trust (“Fund”) from trading, either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of the Insider Trading and Securities Fraud Enforcement Act of 1988.  This conduct is frequently referred to as “insider trading.”This policy applies to all Fund Personnel and extends to their activities within and outside their duties for the Fund.  This“Policy on Insider Trading” must be read and signed by all Fund Personnel.  Any questions regarding this policy should be referred to the Fund’s Chief Compliance Officer.

The term “insider trading” is not clearly defined in federal or state securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to the communication of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1.

Trading by an insider on the basis of material non-public information;

2.

Trading by a non-insider on the basis of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

3.

Communicating material non-public information to others.

The elements of insider trading and penalties for such unlawful conduct are discussed below.  If, after reviewing this policy statement, you have any questions you should consult the Fund’s Chief Compliance Officer.

I.

Who is an Insider?

The term “insider” is broadly defined.  It includes officers, trustees and employees of a company.  In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of a company’s affairs and, as a result, are given access to information solely for the company’s purposes.  A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.

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II.

What is Material Information?

Trading on insider information is not a basis for liability unless the information is material.  “Material information” generally is defined as information that a reasonable investor would most likely consider important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities, regardless of whether the information is related directly to the company’s business.  Information that Fund Personnel should consider material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and extraordinary management developments.

III.

What is Non-public Information?

Information is non-public until it has been effectively communicated to the marketplace.  For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public information.

IV.

Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties described below even if they do not personally benefit from the activities surrounding the violation.  Penalties include: civil injunctions; treble damages; disgorgement of profits; jail sentences; fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.  In addition, any violation of this policy statement can be expected to result in serious sanctions by the Fund, including dismissal of the persons involved.

V.

Procedures to Implement Insider Trading Policy

The following procedures have been established to Fund Personnel in avoiding insider trading.  Failure to follow these procedures may result in dismissal, regulatory sanctions and/or criminal penalties.

1)

Identify Insider Information

Before trading or making investment recommendations for yourself or others in the securities of a company about which you may potentially have insider information, ask yourself the following questions:

a.

Is the information material? Is this information that an investor would consider important in making an investment decision? Is this information

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that could substantially effect the market price of the security if generally disclosed?

b.

Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the market place by being published in publications of general circulation?

If,after consideration of the above, the information is material and non-public, or if further questions arise as to whether the information is material and non-public, the following procedures shall be followed:

a.

Report the matter immediately to the Fund’s Chief Compliance Officer.

b.

Do not purchase, sell or recommend securities on behalf of yourself or others.

c.

Do not communicate the information inside or outside the Fund other than to the Fund’s Chief Compliance Officer.

d.

After the Fund’s Chief Compliance Officer has reviewed the issue, you will be instructed as to the proper course of action to take.

2)

Restricting Access to Material Non-Public Information

Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within the Fund except as provided in paragraph 1 above.  In addition, care should be taken so that such information is secure.  For example, files containing material non-public information should be maintained in locked cabinets with access limited to appropriate personnel or electronically on password-protected secure drives.

3)

Resolving Issues Concerning Insider Trading

If,after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Fund’s Chief Compliance Officer before trading or communicating the information to anyone.

4)

Acknowledgment

All Fund Personnel are required to annually acknowledge that they have read and understood this “Policy on Insider Trading” and will comply in all respects with this policy.

EXHIBIT 99.p

MH Elite Portfolio of Funds Trust

Policy on Insider Trading Acknowledgement

1.

I hereby acknowledge receipt of a copy of the Policy on Insider Trading for MH Elite Portfolio of Funds Trust.

2.

I have read and understand the Policy on Insider Trading and recognize that I am subject thereto in the capacity of “Fund Personnel.”

Print Name:

Signature:	Date:

Footnotes

1

An “interested person” of the Fund is 1) any affiliated person of the Fund; 2) any member of the immediate family of any natural person who is an affiliated person of the Fund; 3) any interested person of any investment adviser of or principal underwriting for the Fund; 4) any person, partner, or employee of any person who at any time since the beginning of the last two completed fiscal years of the Fund has acted as its legal counsel; 5) any person or any affiliated person of a person (other than a registered investment company) that, at any time during the six month period preceding the date of determination as to whether the person or affiliated person is an interested person, has executed any portfolio transactions for, engaged in any principal transactions with, or distributed shares for a) the Fund, b) any other investment company that has the same investment adviser as the Fund, c) any other investment company holding itself out to investors as a related company of the Fund for purposes of investment or investor services, d) any account over which the Fund’s investment adviser has brokerage placement discretion; 6) any person or any affiliated person of a person (other than a registered investment company) that, at any time during the six month period preceding the date of determination as to whether the person or affiliated person is an interested person, has loaned money or property to a) the Fund, b) any other investment company that has the same investment adviser as the Fund, c) any other investment company that holds itself out to investors as a related company of the Fund for purposes of investment or investor services, or d) any account for which the Fund’s investment adviser has borrowing authority; and 7) any natural person whom the U.S. Securities and Exchange Commission by order shall have determined to be an interested person of the Fund.  A person, however, whose only affiliation with the Fund results from his being a member of its board of trustees is not deemed to be an interested person of the Fund.